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                             EXHIBIT II

        Spintek Gaming Announces Stock Conversion By Investment Bank

        Las Vegas, NV, June 6, 1997 - Spintek Gaming Technologies (OTC-SPTK) today announced that on June 5, 1997 RBB Bank Aktiengesellschaft exercised its option to convert a portion of Spintek ("Company") Series A Convertible Preferred Stock held for a group of investors ("Preferred") to common shares. RBB Bank will convert 958 shares of Preferred into 4,919,658 shares of common stock ("Common"), par value $0.002 per share. The conversion price was at a rate equal to the five-day average closing bid price of the Common immediately preceding the notice to convert. The conversion will result in a total of 15,794,814 shares outstanding of Spintek common stock. According to a spokesman for RBB, they are excited about Spintek's recent innovations and its market potential in gaming and non-gaming product lines.

        "The conversion is an acknowledgment by the investors of the recent progress by Spintek and their desire to participate directly in Spintek's anticipated market growth," commented Mr. Gary L. Coulter, Spintek's chairman and chief executive officer. "The investors are excited about the Company's long-term prospects and their participation in this investment."

        As a result of the conversion, RBB Bank will hold a total of 6,033,541 common shares, which is equal to 38.2% of the outstanding shares after the conversion. RBB retains 7,313 Preferred shares after this transaction, which are subject to conversion under the same terms and conditions as those just converted.

        Spintek Gaming Technologies, Inc. is a Nevada, Las Vegas based company whose focus is the marketing of its proprietary gaming technology offering a new standard of operational coin control. Spintek's unique product line, collectively named AccuSystem, brings a new level of gaming device security and management information to the casino industry.